Exhibit 10.16

TRIPLE NET LEASE

THIS TRIPLE NET LEASE (the “Lease”) is made this 14th day of November, 2005, by and between ROUTE 225 INVESTMENTS, LLC, a Nevada corporation, which is hereinafter referred to as “Landlord,” and JACOBS ENTERTAINMENT, INC., a Delaware limited liability company and/or assigns, which is hereinafter referred to as “Tenant” (sometimes herein “Landlord” and “Tenant” are singularly referred to as a “Party” and collectively as the “Parties”).

ARTICLE I

LEASEHOLD PREMISES

Section 1.01.                             Leasehold Premises.  In consideration of Tenant’s agreement to pay rent and to comply with the terms, covenants and conditions hereof, Tenant hereby leases from Landlord and Landlord hereby leases to Tenant:

(a)                                  That certain real property which is particularly described on Exhibit ”A”; attached hereto and incorporated herein (the “Leasehold Real Property”);

(b)                                 all improvements situated on the Leasehold Real Property which include a commercial building with a gross interior floor space area of approximately 37,000 square feet (collectively the “Leasehold Building”);

(c)                                  All personal property which is located in, or is appurtenant to, the Leasehold Building (the “Leasehold Personal Property”).

(d)                                 The Leasehold Real Property, the Leasehold Building and the Leasehold Personal Property are hereinafter collectively referred to as the “Leasehold Premises”.

Section 1.02                                As – Is.   Except as expressly set out in this Lease to the contrary, Landlord makes no warranties or representations regarding the Leasehold Premises.  Tenant declares that it has performed such inquiries and investigations of the Leasehold Premises, and the circumstances related to the Leasehold Premises as it deemed necessary or advisable under the circumstances.  Except as expressly set out in this Lease to the contrary, the warranties and representations which are disclaimed hereby include without limitation, warranties and representations with regard to: (i) the physical and environmental condition of the Leasehold Premises; (ii) the compliance with any governmental rules or regulations; (iii) the fitness of the

Leasehold Premises for any particular purpose; and (iv) the propriety of using the Leasehold Premises for any particular purpose.

ARTICLE II

TERM

Section 2.01.                             Commencement and Expiration.  The term of this Lease (the “Lease Term”) shall commence on November 14, 2005 (hereinafter referred to as the “Commencement Date”) and shall continue until October 31, 2010 for five (5) years, unless sooner terminated or extended, as hereinafter provided.   The first five (5) year term described in the immediately preceding sentence shall be sometimes referred to as the “Initial Term”.

Section 2.02.                             Option to Renew.  Tenant shall have three (3) successive options to extend the Lease Term (hereinafter respectively referred to as the “First Option to Renew”, the “Second Option to Renew” and the “Third Option to Renew”). The First Option to Renew, the Second Option to Renew and Third Option to Renew are hereinafter collectively referred to as the “Options to Renew”.  In the event that any Option to Renew is not validly exercised in accordance with Section 2.02(b), all subsequent Options to Renew shall expire and shall no longer be enforceable.  The Options to Renew shall each be subject to the following terms and conditions:

(a)                                  Renewal Periods.  Upon exercise of each Option to Renew, the Lease Term shall be extended for a period of five (5) years (which periods are respectively referred to herein as the “First Renewal Period”, the “Second Renewal Period”, and the “Third Renewal Period”).  The First Renewal Period, the Second Renewal Period and the Third Renewal Period are hereinafter collectively referred to as the “Renewal Periods”.  The First Renewal Period, the Second Renewal Period and the Third Renewal Period shall not be deemed to comprise part of the Lease Term unless the applicable Option to Renew relating to such Renewal Periods is executed by Tenant.

(b)                                 Renewal Exercise.  The Options to Renew shall be exercised by written notice to Landlord which must be given in accordance with Section 15.14 below.  The First Option to Renew must be exercised at least ninety (90) but no more than one hundred eighty (180) days prior to expiration of the Initial Term.  The Second Option to Renew must be exercised at least 90 but no more than 180 days prior to expiration of the First Renewal Period.  The Third Option to Renew

must be exercised at least ninety (90) but no more than one hundred eighty (180) days prior to expiration of the Second Renewal Period.  No Option to Renew may be exercised at any time when there is an uncured Event of Default then existing.

(c)                                  Renewal Period Lease Terms.  During the Renewal Periods, the terms and conditions of this Lease shall remain unchanged from the Initial Term except as otherwise specifically set forth herein.

ARTICLE III

RENT

Section 3.01.                             Base Rent.  The minimum monthly rent to be paid to Landlord by Tenant under this Lease shall be as follows:

(a) Initial Term.  The base rent under this Lease (the “Base Rent”) during the Initial Term shall be payable monthly in advance on the first day of each calendar month during such Initial Term as follows:

Minimum Rent payable on
each of the Rental Due
Dates occurring during
November 2005 through
October 2006	$18,750.00

Minimum Rent payable on
each of the Rental Due
Dates occurring during
November 2006
through October 2007	$31,250.00

Minimum Rent payable on
each of the Rental Due
Dates occurring during
November 2007
through October 2010	$37,500.00

(b)                                 Renewal Periods.  In the event that any of the Options to Renew are exercised, the Base Rent which is payable on the first day of each month occurring during the applicable Renewal Periods shall be Thirty-Seven Thousand Five Hundred

Dollars ($37,500.00) (the “Renewal Period Base Rent”) as such amount may be increased, from time to time in accordance with Section 3.02.

Section 3.02. Increases in Base Rent.  The amount of the Base Rent, which is set forth by Section 3.01, above, shall be subject to adjustment (in each case, a “Rent Adjustment”) on the on the first day of each Renewal Period (with each such date being referred to herein as an “Adjustment Date”).  The amount of the Base Rent as so adjusted on each Adjustment Date (the “Adjusted Rent”) shall be payable in advance on the Adjustment Date for which it was determined, and on the first (1st) day of each and every calendar month thereafter until, but not including, the next succeeding Adjustment Date.  The amount of the Adjusted Rent shall be determined as set forth below:

(a)                                  CPI Escalation.  Each adjustment shall be determined with reference to the Consumer Price Index for all Urban Consumers for All Items (1982-1984=100)- “West Region Average”, published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”).  The Index which is published for August 2005 shall be the “Base Index,” and the Index which is published for the month of August immediately preceding each Adjustment Date shall be the “Adjustment Index.”

(b)                                 Adjusted Rent Calculation.  On each Adjustment Date, the Adjustment Index shall be divided by the Base Index, and the resulting quotient multiplied by the Renewal Period Base Rent.  The Adjusted Rent so determined shall be the amount of the Base Rent which is payable on the applicable Adjustment Date and on the same day of each succeeding month thereafter until, but not including, the next succeeding Adjustment Date. However, the terms of this Section 3.03 notwithstanding, in no event shall the Adjusted Rent be less than the Renewal Period Base Rent (or the most recently determined Adjusted Rent, as the case may be).

(c)                                  Alternate Indexes.  In the event the CPI Index referenced above shall cease to be published during the Lease Term, then and in such event only, the Adjusted Rent shall be determined on the basis of such other comparable index as shall be then published by the United States Government, or, if there be none, by the comparable index published by Standard & Poor’s.  In the event none of the foregoing indexes are published, it is understood and agreed that a Board of Arbitrators shall be constituted as of each Adjustment Date to decide the percentage of adjustment applicable to the rentals herein specified, based upon their examination of retail prices in Reno, Nevada, unless Landlord and Tenant agree  as to the amount of such adjustment.  Such Board of Arbitrators shall be selected pursuant to the following:

(i)                                     The Board of Arbitrators shall consist of three (3) disinterested persons.  Each Party shall appoint one (1) arbitrator, and the two (2) appointed arbitrators shall appoint the third.

(ii)                                  The Board of Arbitrators shall begin on the next business day after their selection at once and proceed with all reasonable dispatch to determine questions referred to them as herein provided, and their determination shall in each and every instance be final and binding on the Parties.

(iii)                               If either Party at any time prefers to have the adjustment of rental determined by the courts instead of by arbitrators, the same may be done by the Party having such preference beginning legal proceedings in the year prior to the appointment of the arbitrators, but not afterward.

(iv)                              The Board of Arbitrators shall report to the Parties  within fifteen (15) days after the rental adjustment question has been submitted to them, and their findings shall be in writing signed by not less than two (2) arbitrators.

(v)                                 If any one or more of such arbitrators shall resign, die or become incapacitated before a full and final determination is made, such arbitrator shall be replaced in the same manner as he was originally appointed and shall have the same power and authority as though he had been originally appointed.

(vi)                              The Parties shall share equally the cost and expense of the arbitrators and all expenses connected therewith.

Section 3.03 Additional Rent.  Subject to Tenant’s rights of contest and appeal set out in this Lease, all taxes, charges, costs and expenses which the Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of the Tenant’s failure to pay such amounts shall be deemed to be Additional Rent. In the event of nonpayment of Additional Rent by Tenant, the Landlord shall have all the rights and obligations with respect thereto as the Landlord has for the nonpayment of Base Rent.  Notwithstanding the above, and subject to Section 5.05, below, Tenant may in good faith contest such taxes, charges, costs and expenses and such amounts shall not be deemed Additional Rent until a final, non-appealable judgment from a court of competent jurisdiction is rendered concerning same.

Section 3.04.                             Late Rental Payments.  Subject to Tenant’s rights of contest and appeal set out in this Lease, if any installment of rent or any sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after such amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any attorney’s fees incurred by Landlord by reason of Tenant’s failure to pay rent and/or other charges when due hereunder.  The Parties  agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment of Tenant.  Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to any of the other rights and remedies granted hereunder for uncured defaults.

Section 3.05. Minimum Rent Net to Landlord.  It is the intention of the Landlord and the Tenant that the Base Rent herein specified shall be net to the Landlord in each year during the term of the Lease.  Accordingly, all costs, expenses and obligations of every kind relating to the Leasehold Premises (except as otherwise specifically provided in this Lease) which may arise or become due during the Lease Term shall be paid by the Tenant, and the Landlord shall be indemnified by the Tenant against such costs, expenses and obligations due and owing by Tenant.  Subject to the various provisions of this Lease to the contrary, including, but not limited to Section 3.06, the Minimum Rent shall be paid to the Landlord without notice of demand and without abatement, deduction, or setoff (except as otherwise specifically provided in this Lease).

Section 3.06.  Credit/Offset Rights of Tenant.  Notwithstanding any other provision of this Lease to the contrary,  Tenant shall have the right, in Tenant’s election, to offset against any amount due by Tenant under this Lease (as Base Rent, Additional Rent or otherwise) the sum of $50,000.00 to be applied by Tenant against such obligations in the manner and order as Tenant so elects (including the discharge of such obligations in consecutive months, whether in partial discharge of such monthly obligations or otherwise)(collectively, the “Offset Rights”). Tenant acknowledges that such Offset Rights are the product of the negotiations of the Parties and further based on the due diligence investigation of the Leasehold Premises by Tenant and that as a result of such matters, Landlord shall have no obligations to Tenant regarding any further repairs to the Leasehold Building.

Section 3.07                                Payment Terms.

(a)                                  Monthly Payment.  The Base Rent described above is to be paid in equal monthly installments in advance on the Commencement Date and thereafter, on the first day of each and every calendar month of the Lease Term (each a “Rental Due Date”).  The Base Rent for any other portion of the Lease Term which is less than a complete calendar month shall be the proration of the Base Rent above which the number of days in such portion of the Lease Term bears to thirty (30).

(b)                                 Payments Location.  Payments of Base Rental shall be made to Landlord at the address specified in Section 15.14 hereof, or at such other place as Landlord may from time to time in writing direct (not less than thirty (30) days in advance of the date of the address change effective date).

ARTICLE IV

USE OF LEASEHOLD PREMISES

Section 4.01.                             Generally.  Except to the extent otherwise provided herein, Tenant shall not use the Leasehold Premises for any purpose other than:  (i) operation of a nonrestricted gaming business (including any ancillary activities reasonably related thereto); or (ii) any other lawful purpose, as permitted under the laws of the State of Nevada.

Section 4.02.                             Prohibited Uses.  Except as permitted by the Terms of this Lease or otherwise by Landlord, Tenant shall not suffer or permit the Leasehold Premises to be used in any manner, or permit anything to be brought into or kept in such areas which would in any way:  (i) violate any law or requirement of public authorities (including but not limited to, Environmental Laws and requirements, all as more particularly set forth by Section 4.07 below); (ii) cause material structural injury to the Leasehold Real Property or any part thereof; (iii) interfere with the normal operations of the heating, air conditioning, ventilation, plumbing or other mechanical or electrical systems of the building or the elevators installed therein; (iv) constitute a public or private nuisance; or (v) constitute a breach of any of the terms and conditions of this Lease.  The provisions of this Section 4.02 shall not apply to items, materials, products, chemicals or the like which are:  (i) permitted under this Lease or (ii) relate to the conduct of Tenant’s ordinary course of business.

Section 4.03.                             Compliance with Law.  Tenant shall at Tenant’s sole cost and expense, comply with all written requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to the Leasehold Premises, and shall faithfully observe in the use of the Leasehold Premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force.  Tenant shall not permit the Leasehold Premises, or any portion thereof, to be used or occupied in any manner which is in violation of such governmental requirements, and shall timely comply with all governmental administrative regulations, orders and pronouncements.  In furtherance of this Section 4.03, Tenant shall provide Landlord with a copy of all inspection reports by state, federal and local authorities.

Section 4.04. Tenant Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord, its managers, members officers, directors, owners, employees, agents,  successors and assigns (collectively, the “Landlord Indemnitees”) from and against any and all losses, damages, claims, judgments, liabilities, enforcement actions, remedial actions, fines, penalties, taxes, fees, costs and expenses (including, without limitation, attorneys’ fees, consultants’ fees, laboratory costs, and expert fees) suffered by any of them and caused by, related to, arising out of, resulting from, or in any way connected with:  (i) any contamination of the Leasehold Premises with Hazardous Materials caused by Tenant; or (ii) the breach by Tenant of any obligation which it may have under this Section 4.04; or (iii) any violation of Environmental Laws (as hereinafter defined) in or about the Leasehold Premises caused by Tenant.  Subject to the provisions of this Section 4.04, Tenant shall promptly take, at its sole expense, all actions necessary to investigate, clean up, remediate, and remove any Hazardous Materials which come to be located in, on, under, or about the Leasehold Premises due to Tenant’s (or its agents) use of or activities on or about the Leasehold Premises.  Tenant shall comply with all applicable Environmental Laws (as defined herein) and the written requirements of governmental authorities in undertaking such actions.  No consent of Landlord to the presence of Hazardous Materials or Tenant’s compliance with Environmental Laws (as defined herein) shall relieve Tenant of its indemnification obligations hereunder.

Section 4.05.                             Landlord Indemnification.  Landlord shall indemnify, defend and hold harmless Tenant, its managers, members, officers, directors, owners, shareholders, partners, employees, agents,  successors and assigns (collectively, the “Tenant Indemnitees”) from and against any and all losses, damages, claims, judgments, liabilities, enforcement actions, remedial actions, fines, penalties, taxes, fees, costs and expenses (including, without limitation, attorneys’ fees, consultants’ fees, laboratory costs, and expert fees) suffered by any of them and caused by, related to, arising out of, resulting from, or in any way connected with:  (i) any contamination of the Leasehold Premises with Hazardous Materials caused by Landlord; or (ii) the breach by Landlord of any obligation which it may have under this Section 4.05; or (iii) any violation of Environmental Laws (as hereinafter defined) in or about the Leasehold Premises caused by Landlord.  Subject to the provisions of this Section 4.05, Landlord shall promptly take, at its sole expense, all actions necessary to investigate, clean up, remediate, and remove any Hazardous Materials which come to be located in, on, under, or about the Leasehold Premises due to Landlord’s (or its agents) use of or activities on or about the Leasehold Premises, and Landlord shall restore the Leasehold Premises, and any other properties (including the Improvements), to the condition existing prior to the introduction of such Hazardous Materials to the Leasehold Premises.  Landlord shall comply with all applicable Environmental Laws (as defined herein) and the written requirements of governmental authorities in undertaking such actions.  Landlord shall obtain Tenant’s prior written approval of such actions and of any consultants or contractors to be used by Landlord in connection therewith, such approval of Tenant not to be reasonably withheld, conditioned or delayed.  No consent of Tenant to the presence of Hazardous Materials or Landlord’s (or its agents) compliance with Environmental Laws (as defined herein) shall relieve Landlord of its indemnification obligations hereunder.

Section 4.06                                Representations and Warranties of Landlord.

(a)                                  Landlord Declaration.  Subject to the provisions of subsection (b) below, Landlord represents and warrants to Tenant, to Landlord’s knowledge, that:

(1)                                  The Leasehold Premises have not been used by previous owners and/or operators, Landlord, or any tenant of Landlord to generate, manufacture, refine, transport, treat, store, handle, or dispose of Hazardous Materials.

(2)                                  The Leasehold Premises have not contained, either asbestos, PCB, toxic materials or Hazardous Materials.

(3)                                  To Landlord’s current, actual knowledge, the Leasehold Premises do not now contain either asbestos, PCB, toxic materials or Hazardous Materials.

(4)                                  Landlord has not received a summons, citation, directive, letter or other communication, written or oral, from any agency or Department of the State of Nevada or the U.S. Government or any other public agency or entity or any private agency or entity concerning any intentional or unintentional action or omission on Landlord’s part:  (i) concerning any release or discharge of any Hazardous Materials on, under, above or adjacent to the Leasehold Premises; or (ii) any alleged violation of any Environmental Laws; or (iii) the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Materials into waters or onto lands of the State of Nevada, or into waters or onto lands outside the jurisdiction of the State of Nevada.  Landlord further represents and warrants to Tenant that, to Landlord’s actual knowledge, there is no litigation pending or threatened with respect to the Leasehold Premises concerning any Hazardous Materials or the violation of any Environmental Laws.

(b)                                 Limitation.  Landlord’s representations and warranties set out in subsections 4.06(a)(1) and (2) above shall be limited to the scope of disclosures, representations and warranties made and given to Landlord by its predecessors in the chain of title or by operation of law.  Landlord further represents and warrants to Tenant that Landlord has not received any other representations or warranties from Landlord’s predecessors in the chain of title other than by operation by law or by virtue of express warranties contained in Landlord’s vesting deed.

Section 4.07                                Definitions.  As used herein, “Hazardous Materials” shall mean and include: (i) any “hazardous waste”, “hazardous substance” and “pollutant or contaminant”, all as such terms are defined in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 (including, without limitation, asbestos and raw materials which include hazardous constituents); (ii) petroleum and any petroleum byproduct or constituent; and (iii) any or other similar substances, or materials which are included under or regulated by any local, state, or federal law, rule, or regulation pertaining to environmental regulation, contamination or clean-up, including, without limitation, “CERCLA”, “RCRA”, “SARA”, or state superlien or environmental clean-up statutes (all such laws, rules and regulations being referred to collectively as “Environmental Laws”).  Any other terms mentioned in this Article IV which are defined in state or federal statutes and/or regulations promulgated in relation thereto shall have the meaning subscribed to such terms in such statutes and regulations.

Section 4.08                                Disclosure to Landlord.  Tenant further agrees to provide Landlord with copies of any communications between Tenant and any governmental authorities relating to any Hazardous Material on or affecting the Leasehold Premises, and to grant to Landlord the right (but not the obligation) to participate in any proceeding with any enforcement agency relating to any Hazardous Material on or affecting the Leasehold Premises.

Section 4.09                                Reports.  Attached to this Lease as Exhibit ”B” and incorporated herein by reference is a list of  all reports and correspondence which Landlord has received (and which Landlord has delivered to Tenant) as of the date of this Lease regarding any environmental status of the Leasehold Premises or of any alleged violation of any Environmental Laws.  Landlord further agrees to promptly disclose to Tenant (but in any event within five (5) days of Landlord’s receipt) of any other reports, correspondence, claims, documents, pleadings or the like as to any alleged violation of any Environmental Laws or of the environmental status of the Leasehold Premises, which come into Landlord’s possession, custody or control after the Commencement Date.

ARTICLE V

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 5.01.                             Maintenance and Repairs.

(a)                                  Tenant Obligation.  Subject to the rights of Tenant set out in Section 3.06, above, Tenant shall, at all times during the Lease Term, at its own expense, put and maintain the Leasehold Premises in thorough repair and in good and safe condition, including, but not limited to, the roof, floors, walls, heating and air conditioning fixtures, plumbing fixtures and sewage fixtures, together with all equipment situate thereon, or therein, and all appurtenances thereto, both inside and outside, structural and nonstructural, extraordinary and ordinary, however the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence, or defects, latent or otherwise.

(b)                                 Landlord Notice.  In the event Landlord determines (in its reasonable, good faith judgment) that Tenant has failed to make the repairs required by Tenant pursuant to subsection 5.01(a) above, Landlord shall notify Tenant in writing as to the matters which have not been repaired in accordance with the terms of this Lease and of the specific repairs which remain outstanding (the “Repair Notice”).  The delivery of the Repair Notice shall be a condition precedent to Landlord’s right of entry described in subsection 5.01(c) below.

(c)                                  Landlord Rights.  In the event that Tenant fails to make the repairs required by subsection 5.01(a), above, and subject to the provisions set forthin Section 5.01(b), above, Landlord shall be entitled, but shall be under no obligation (but only upon three (3) days advance written notice to Tenant), to enter upon the Leasehold Premises for the purpose of performing the repairs set out in the Repair Notice.  In the event that Landlord makes such repairs, the actual cost paid by Landlord for same shall be considered Additional Rent, which shall be payable by Tenant within thirty (30) days of Tenant’s receipt of an invoice for same supported by appropriate receipts.  Prior to commencing such repairs, Landlord shall give Tenant fifteen (15) days’ additional written notice unless Landlord determines, in its reasonable, good faith discretion, that immediate repairs are necessary to avoid irreparable damage or rapid deterioration of the condition of the Leasehold Premises.

Section 5.02.                             Alterations, Additions and Fixtures. Subject to the provisions hereinafter set forth, Tenant shall have the right, during the Lease Term to do any of the following (all of which are collectively referred to herein as the “Improvements”);  (i) make such modifications to the Leasehold Building (including, without limitation, alterations, expansions, demolitions and additions); and (ii) construct such other buildings, structures and infrastructure on the Leasehold  Real Property; in each case, as it deems necessary or advisable, in its discretion, for conduct of its use of the Leasehold Premises as permitted hereby.  However, the terms of this Section 5.02 notwithstanding:  (i) without the prior written consent of Landlord, which shall not be unreasonably delayed, conditioned or denied, Tenant shall not cause or undertake any Improvements which would, in the reasonable, good faith judgment of a structural engineer duly licensed in the State of Nevada, result in a material  diminution of the structural integrity or enclosure of the Leasehold Building, as it exists on the Commencement Date; and (ii) all Improvements shall be constructed with reasonable diligence, in a quality manner and in compliance with all applicable building codes, laws and other governmental rules and regulations.  All Improvements shall be deemed to constitute part of the Leasehold Premises (but shall not cause an increase in the amount of any Base Rent).  Tenant agrees to provide Landlord with such information regarding the Improvements, such as plans and specifications, equipment warranties and similar information as Landlord may, from time to time, reasonably request in writing to Tenant.

Section 5.03.                             Surrender of Premises.  Upon expiration of this Lease, Tenant shall surrender the Leasehold Premises in a condition which would result from Tenant’s complete compliance with all of its maintenance obligations hereunder.  Tenant shall surrender all keys for the Leasehold Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leasehold Premises.  At the expiration of the Lease, Tenant shall remove from the Leasehold Premises all items which do not become the property of Landlord under Section 5.02, above.  All such property not removed at the end of the Lease shall be deemed abandoned.

Section 5.04.                             Removal of Trade Fixtures.  Before surrendering the Leasehold Premises to Landlord, Tenant shall repair any damage caused by removal of trade fixtures, and the removal of any other items from the Leasehold Premises.  Such repairs shall be performed in a manner reasonably satisfactory to the Landlord and shall include, but not necessarily be limited to:  capping all plumbing fixtures, capping all electrical wiring and fixtures, repairing all holes in walls, restoring any damaged floor and/or ceiling tiles, and thoroughly cleaning the Leasehold Premises.  Provided, however, Tenant shall not be obligated to restore diminution in condition caused by: (i) ordinary wear and tear; or (ii) elements and damages due to casualty or condemnation; or (iii) the construction of additional buildings, structures or other improvements over, upon or under the Leasehold Premises; or (iv) the demolition or alteration of existing buildings (including the Leasehold Building), structures, or other improvements over, upon or under the Leasehold Premises. Provided, however, subpart (ii) shall not relieve Tenant of its obligation, under Section 8.02, and all matters described in subparts , (iii) or (iv) shall be effected in compliance with Section 5.01, above.

Section 5.05.                             Covenants Against Liens.

(a)                                  Discharge; Reimbursement.  Except for any indebtedness imposed on Tenant’s leasehold interest in the Leasehold Premises by Tenant’s lenders pursuant to Article XIV, below (the “Tenant Lender Liens”), Tenant covenants and agrees that it shall not, during the Lease Term, suffer or permit any lien to be attached to or upon the Leasehold Premises or any part thereof by reason of any act or omission on the part of Tenant, and hereby agrees to save and hold harmless Landlord from or against any such lien or claim of lien.  In the event that any such lien (other than the Tenant Lender Liens) does so attach, and is not released within ninety (90) days after Tenant’s receipt of written notice thereof, or if Tenant has not indemnified Landlord against any such lien within such ninety (90) day period, Landlord, in its sole discretion, may pay and discharge the same and relieve the Leasehold Premises therefrom. Tenant agrees to repay and reimburse Landlord for the amount so paid by Landlord within thirty (30) days of Tenant’s receipt of an invoice for such charges supported by detailed evidence of such expenditures.

(b)                                 Good Faith Contest.  Notwithstanding the provisions of Section 5.05(a), above, Tenant may in good faith contest any mechanics, laborers’, materialmen’s or other liens filed or established against the Leasehold Premises, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom.  Upon such circumstances, Landlord shall not have the rights set out in Section 5.05(a), above, unless by nonpayment of any such items the interest of Landlord will be materially and imminently endangered or the Leasehold Premises or any part thereof will be subject to imminent material loss or forfeiture in Landlord’s reasonable, good faith determination, in which event Tenant shall promptly pay and cause to be satisfied and discharged all such unpaid items or secure such payment by posting a bond, in form reasonably satisfactory to Landlord, with the Landlord.  Landlord will cooperate fully with the Tenant in any such contest provided that Tenant shall fully and promptly reimburse Landlord for all reasonable costs incurred by Landlord in connection with same.  Tenant shall hold Landlord whole and harmless from any loss, cost or expenses Landlord may reasonably incur related to any such contest.

(c)                                  Landlord Representation.  Based solely on:  (i) Landlord’s actual knowledge and that certain Title Commitment dated October 26, 2005, issued by Stewart Title Guaranty Title Company and (ii) all other items within Tenant’s actual knowledge, Landlord states to Tenant in its good faith belief, that the Leasehold Premises are free from all liens, encumbrances, claims, impediments to title, encroachments, restrictive covenants, special taxing districts or the like (other than Exceptions 1 through 4 [with all taxes paid current] 5, 6 and 9, all as shown on Schedule B Part II of the above referenced Title Commitment).  Based solely on: (i) that certain letter from the City of Elko, Nevada Planning Department dated October 20, 2005 addressed to James M. Copenhaver, P.C.; and (ii) all other items within Tenant’s actual knowledge, Landlord states to Tenant in its good faith belief, that the Leasehold Premises are situated within a zoning and gaming district which is compatible with the operation of a non-restricted gaming business.

ARTICLE VI

UTILITIES AND SERVICES

Tenant shall make arrangements, and shall be responsible, for all utilities and services furnished to or used by it in occupation of the Leasehold Premises including, without limitation, gas, electricity, water, telephone service, sewer use fees and other services used in or about or supplied to the Premises.  Tenant shall indemnify Landlord from any obligation for any such expenses described above.

ARTICLE VII

INSURANCE AND INDEMNITY

Section 7.01.                             Liability and Casualty Insurance.  Tenant agrees, at its sole expense, to maintain in full force during the Lease Term:

(a) A Commercial General Liability policy with a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage, including all standard policy form extensions.  The policy must provide a Two Million Dollar ($2,000,000.00) general aggregate and be written on an “occurrence form.”  The Landlord (and such persons, firms, or corporations as are designed by Landlord) will be named as Additional Insured on the Tenant’s Commercial General Liability Policy to protect the Landlord’s interest.  An Umbrella Policy shall be purchased with a limit of not less than Ten Million Dollars ($10,000,000.00) providing excess coverage of the required Commercial Liability Policy, which umbrella policy shall be endorsed to include Landlord as an Additional Insured.

(b) Property insurance with special causes of loss, insuring the Leasehold Building and any Improvements and the contents thereof with coverage in an amount equal to at least ninety percent (90%) of the replacement cost (“Tenant’s Property Policy”).  The Landlord (and such persons, firms, or corporations as are designed by Landlord) will be named as Loss Payee on the Tenant’s Property Policy to protect the Landlord’s interest.

(c) Boiler and Machinery Policy with respect to all boilers and hot water pressure vessels utilized in operation of the Leasehold Building providing coverage in an amount which is reasonably acceptable to Landlord.

Section 7.02                                Policy/Certificate.  A copy of the policies or certificates of insurance evidencing the required coverage shall be delivered to Landlord before Tenant opens for business or before Tenant enters the Leasehold Premises in order to prepare the Leasehold Premises for occupancy and, thereafter, from time to time as reasonably requested by Landlord in writing, in order to evidence continued enforceability of the required coverage.  Such policies shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days’ prior written notice by certified mail.  All insurance policies required in this Lease shall be placed with insurance carriers qualified to do business in the State of Nevada and rated no lower than “B+” in the most recent addition of A.M. Best.

Section 7.03                                Landlord’s Right To Procure.  Should Tenant fail to obtain insurance coverage anywhere required in this Article VII, the Landlord shall have the right, but not the obligation, to obtain such insurance (but only to the extent of the coverages described herein) and to pay premiums thereof. In such event, the entire amount of such premiums shall be paid by Tenant to Landlord within thirty (30) days of

Tenant’s receipt of an invoice for same supported by reasonable evidence and proof of payment of same.

Section 7.04.                             Indemnification.

(a)                                  Tenant Obligation.  Tenant agrees to indemnify, defend and hold Landlord, its officers, directors, employees, members, managers, successors, assigns and agents harmless from and against any and all claims, actions, damages, liability and expenses in connection with loss of life, personal injury, and/or damage to property arising from or out of any occurrence in, upon or at the Leasehold Premises or any part thereof, and occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, tenants or subtenants (Tenant shall not be responsible for the proportion of any such claims, injuries, causes of action, damages or the like which arises out of the negligent or willful conduct of Landlord).  In case Landlord or its officers, directors, employees, successors, assigns, and agents shall be made party to any litigation, or action or claim commenced against Tenant, then (and provided such claims, injuries, causes of action, damages or the like do not arise primarily out of the negligent or willful conduct of Landlord) Tenant shall protect and hold Landlord harmless and pay all costs, expenses and reasonable attorney’s fees paid by Landlord in connection with such litigation.

(b)                                 Landlord Obligation.  Landlord agrees to indemnify, defend and hold Tenant, its officers, directors, shareholders, owners, employees, successors, assigns and agents harmless from and against any and all claims, actions, damages, liability and expenses in connection with loss of life, personal injury, and/or damage to property arising from or out of any occurrence in, upon or at the Leasehold Premises or any part thereof, and occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, employees, servants, tenants or subtenants. (Landlord shall not be responsible for the proportion of any such claims, injuries, causes of action, damages or the like which arises out of the negligent or willful conduct of Tenant).  In case Tenant or its officers, directors, shareholders, owners, employees, successors, assigns, and agents shall be made party to any litigation, or action or claim commenced against Landlord, then (and provided such claims, injuries, causes of action, damages or the like do not arise primarily out of the negligent or willful conduct of Tenant) Landlord shall protect and hold Tenant harmless and pay all costs, expenses and reasonable attorney’s fees  paid by Tenant in connection with such litigation.

Section 7.05                                Waiver of Claims.  Landlord shall not be liable to Tenant or to Tenant’s employees, agents, invitees, guests or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Leasehold Premises caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any other person entering the Leasehold Premises, or arising out of the use of the Leasehold Premises by Tenant and the conduct of its business therein, or arising out of breach or default by Tenant in the performance of its obligations hereunder (and provided that the foregoing waiver shall not be applicable to any portion of such claims, injuries, causes of action, damages or the like which arises out of the negligent or willful conduct of Landlord).

Section 7.06.                             Property Loss or Damage.

(a)                                  Property Loss; Theft.  Landlord shall not be liable for any damage to property of Tenant or of others located on Leasehold Premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise.

(b)                                 Casualty Loss.  Landlord shall not be liable for any injury or damage to person or property resulting from fire, flood, explosions, falling plaster, steam, gas, electricity, water, rain or snow, or leaks from any part of the Leasehold Premises, or from the pipes, appliances or plumbing works or by any such damage caused by any other tenants or person in the Leasehold Premises, or the public, or caused by operations in construction of any private, public or quasi-public work or from any other casualty in or about the Leasehold Premises.

(c)                                  Exception.  Notwithstanding the above, Sections 7.06(a) and (b) shall not apply to any portion of such damage, loss or injury which is caused by the willful act or  negligence of Landlord.

Section 7.07.                             Waiver of Subrogation.  Landlord and Tenant each hereby waive the rights of recovery against the other or against the officers, employees, agents, successors and representatives of the other, on account of loss or damage occasioned to such waiving party of its property or the property of others under its control caused by fire or any of the extended coverage risks described above to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage.  The insuring party shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

ARTICLE VIII

CONDEMNATION OR DESTRUCTION OF PREMISES

Section 8.01                                Condemnation.

(a)                                  Assignment.  Subject to the rights of Tenant hereinafter set forth in this Article VIII, Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Leasehold Premises or any part thereof, in or by condemnation or eminent domain proceedings pursuant to any law, general or special.  Landlord shall be entitled to participate in any such proceedings at Landlord’s expense.

(b)                                 Tenant Property.   Notwithstanding any provision in this Article VIII herein to the contrary, Tenant shall have the right to pursue a claim with and retain any award from the condemning authority or entity for damage to or loss of Tenant’s leasehold estate in the Leasehold Premises as well as for any other separate damages that Tenant may suffer in relation to Improvements constructed by Tenant on the Leasehold Premises or to any personal property of Tenant.

(c)                                  Governmental Action.   In the event of the temporary requisition of the use or occupancy of the Leasehold Premises or any part thereof, by any governmental authority, civil or military, Tenant shall retain any award or payment therefore, whether the same shall be paid or payable in respect of Tenant’s leasehold interest in the Improvements constructed by Tenant on the Leasehold Premises or to any personal property of Tenant or otherwise; provided, however, that Tenant shall continue to pay Base Rent, and any other sums payable by Tenant hereunder during the period of such temporary requisition.

(d)                                 Right of Termination Notwithstanding the provisions of Section 8.02, above, if all of the Leasehold Premises (or so much thereof as to render the Leasehold Premises unsuitable for Tenant’s business use, to be reasonably determined by Tenant) be taken or appropriated by some public authority or private corporation having the power of eminent domain (collectively, a “Condemnation”), or if the Leasehold Premises be conveyed by the Landlord or its successors-in-interest for the purpose of avoiding a Condemnation, this Lease shall terminate as of the date of such appropriation or conveyance with the same force and effect as if such date had been originally set forth herein as the expiration date of the Lease Term.  Upon such event, Landlord shall rebate to Tenant the amount of Base Rent paid under this Lease relating to the time period after such date of termination.

(e)                                  Partial Taking.   If only a portion of the Leasehold Premises be taken or appropriated by Condemnation and if the Leasehold Premises are still suitable for Tenant’s business use, to be reasonably determined by Tenant (a “Partial Taking”), after such taking, this Lease shall terminate as to that portion of the Leasehold Premises so taken but shall remain in full force and effect as to the remainder of the Leasehold Premises.  Upon such event, the future rentals to be paid by the Tenant shall be equitably abated in the ratio that the value of the Leasehold Premises taken bears to the value of the whole of the Leasehold Premises.

(f)                                    Severance.  In the event of a Partial Taking, Tenant shall be responsible for all repairs required as a result of such Partial Taking (“Severance Repairs”).  All severance damages awarded to any Party with respect to a Partial Taking shall be applied towards satisfaction of the Severance Repairs resulting therefrom.  To the extent that any such severance damages are awarded to Landlord, Landlord shall make such funds available to Tenant after receiving reasonable assurances that they will be utilized towards satisfaction of the Severance Repairs.  To the extent that the aggregate of such severance damages exceeds the cost of Severance Repairs, the excess amount shall be divided among Landlord and Tenant in the same proportion that their respective awards of severance damages bear to the total of such severance damage awards.

(g)                                 Consent Required.   For the purposes of this Lease, all amounts payable pursuant to any agreement with a condemning authority which agreement has been made in settlement of or under threat of any Condemnation, shall be deemed to constitute an award made in such proceeding; provided, however, that no such agreement shall be made with any condemning authority by either Landlord or Tenant without the written consent of the other.

Section 8.02                                Total or Partial Destruction of Premises.

(a)                                  Casualty Event.

(1)                                  In the event that all or any portion of the Leasehold Premises is damaged or destroyed by fire, tornado or other casualty, it shall be deemed a “Casualty Event”.

(2)                                  In the event that all or substantially all of the Leasehold Building should be damaged or destroyed by a Casualty Event (a “Total Casualty”), Tenant shall either: (i) proceed with reasonable diligence to restore the Shell Structure (defined below) of the Leasehold Building to substantially the same condition in which it was immediately prior to the occurrence of the Total Casualty (“Shell Restoration”); or (ii) make a payment to Landlord in an amount which is equal to the Shell Value (defined below) (the “Total Casualty Payoff”) and provide for demolition and removal of any structures or other improvements remaining on the Leasehold Real Property, which demolition shall be performed with reasonable diligence, in a workmanlike manner and in compliance with all applicable laws and governmental regulations (the “Demolition”).

(3)                                  Upon occurrence of a Casualty Event which does not constitute a Total Casualty (a “Partial Casualty”), Tenant shall restore the Leasehold Premises in accordance with its obligations under Section 5.01 (“Partial Casualty Restoration”), and any insurance proceeds received by Landlord with regard to such Partial Casualty shall be released to Tenant provided that Landlord is given reasonable assurances that such proceeds will be utilized to complete the Partial Casualty Restoration.  All such insurance proceeds which exceed the cost of the Casualty Restoration shall become the property of Tenant upon completion of the Partial Casualty Restoration.

(4)                                  Upon occurrence of a Total Casualty: (i) if Tenant elects to perform the Shell Restoration in accordance with subparagraph (2), Landlord shall make the insurance proceeds received by Landlord with regard to such Total Casualty (“Total Casualty Proceeds”) available to Tenant for completion of the Shell Restoration provided that Landlord is given reasonable assurances that such proceeds will be utilized to complete the Shell Restoration (with all Total Casualty Proceeds remaining after completion of the Shell Restoration to be the property of Tenant); and (ii) if Tenant elects to provide for the Total Casualty Payoff and Demolition in accordance with subparagraph (2), Landlord shall apply Total Casualty Proceeds as follows: (aa) first towards satisfaction of the Total Casualty Payoff; (bb) after the Total Casualty Payoff has been satisfied, the Total Casualty Proceeds shall then be made available to Tenant for completion of the Demolition provided that Landlord is given reasonable assurances that such proceeds will be utilized to complete the Demolition; and (cc) all remaining Total Casualty Proceeds shall become the property of Tenant upon completion of the Demolition.  In the event that Tenant elects to provide for the Total Casualty Payoff and Demolition, Tenant shall be responsible for the entire Total Casualty Payoff and shall remain responsible to complete the Demolition notwithstanding the amount of the Total Casualty Proceeds.

(5)                                  Upon occurrence of a Casualty, Tenant shall remain liable for all rent and other obligations which it may have under the Lease except as otherwise set forth by this Section 8.02.

(6)                                  The party carrying such insurance against loss or damage to the Leasehold Building shall control the loss settlement process relating to such insurance.

(b)                                 Shell Structure.

(1)                                  For purposes of this Section 8.02, the term “Shell Structure” shall mean the state of the construction of the Leasehold Building as of the Commencement Date.  Landlord and Tenant agree that the state of the construction of the Leasehold Building as of the Commencement Date is such that the Leasehold Building is comprised only of:  (i) interior load bearing walls (comprised of concrete block and steel columns – 30 feet on center); (ii) exterior walls comprised of concrete block (rear) and stucco material (sides and front); and; (iii) a roof comprised of a gravel covered, shingle membrane over a wood substructure material and a concrete pad flooring.

(2)                                  Landlord and Tenant further agree that the Shell Structure does not include any other construction aspects or features including but not necessarily limited to the following:  (i) utilities infrastructure (exclusive of utilities stubbed to the Leasehold Building for connecting to public utilities); (ii) heating and cooling systems; (iii) electrical wiring, conduits, finish connections, breaker/circuit boxes or the like; (iv) interior fire suppression/sprinkler systems (exclusive of the rough-in of such systems); (v) plumbing infrastructure, sewer lines, sewer taps, sewer connections or plumbing fixtures (exclusive of utilities stubbed to the Leasehold Building for connection to public utilities); (vi) interior ceilings or ceiling support grids; or (vii) interior wall coverings (i.e. sheetrock, paneling, etc.).

(c)                                  Shell Structure Value.  Landlord and Tenant further agree that the value of the Shell Structure as of the date of the Casualty Event shall be the sum of $1,500,000.00 (adjusted each year during the Lease Term utilizing the CPI Escalation described in Section 3.02, above) (the “Shell Structure Value”).

ARTICLE IX

DEFAULTS:  REMEDIES

Section 9.01                                Defaults.  The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a default hereunder by Tenant:

(a)                                  The failure by Tenant to make any payment of Base Rent, Additional Rent, or other payment required to be made by Tenant hereunder within ten (10) days after written notice from Landlord to Tenant is deemed received pursuant to Section 15.14, below that such payment is due.

(b)                                 The failure by Tenant to observe or perform any of the other covenants or conditions of this Lease, where such failure continues for thirty (30) days after   written notice from Landlord to Tenant is deemed received pursuant to Section 15.14, below.  However, if the nature of such default is such that it cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed in default if Tenant shall commence to cure within said thirty (30) day period, and shall diligently pursue same to conclusion.

(c)                                  The:  (i) making by Tenant of a general assignment for the benefit of creditors;  (ii) filing by or against Tenant of a petition to have Tenant adjudged as bankrupt, or the filing of a petition for reorganization or arrangement under any bankruptcy law (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days after said filing); (iii) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) attachment, or other judicial seizure, of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

Section 9.02.  Landlord’s Remedies.

(a)                                  Lease Termination.  Subject to the Tenant Lender Rights set out in Article XIV, below, in the event of any default by Tenant, Landlord shall have the immediate option to terminate this Lease by giving written notice.  In the event that Landlord exercises such right of termination, Landlord shall recover from Tenant (subject to applicable Nevada law and Landlord’s obligation to mitigate its damages relevant to the current Lease Term) (the term “rent,” as used herein, shall be deemed to mean Base Rental and all other sums required to be paid by Tenant hereunder as Additional Rent or otherwise) the following:

(i)                                     The total amount of rent which is due and owing as of the date of such termination, plus interest at the rate of eighteen percent (18%) per annum, accruing from the date when such rent was due and owing; plus

(ii)                                  The amount of the unpaid rent for the unexpired portion of the Lease Term, discounted to its present value based upon a discount rate which is equal to the discount rate being offered by the Federal Reserve Bank of San Francisco at the time of the award, and plus one percent (1%); further subject to however, Landlord’s mitigation of its damages reasonably anticipated to result from its good faith efforts to relet the Leasehold Premises; and plus

(iii)                               Landlord’s actual damages proximately caused by Tenant’s failure to perform its obligations under this Lease (without duplication of any amounts set forth by subparts (i) and (ii) above);

(b)  Without terminating this Lease, Landlord shall have the right to either recover all rental as it becomes due or relet the Leasehold Premises, or any part thereof, for such term or terms, and at such rental or rentals, and upon such other terms and conditions as are commercially reasonable in a good faith effort to mitigate its damages. In the event that Landlord shall elect to relet, rentals received by Landlord shall be applied (1)  to the payment of any reasonable cost of such reletting, including reasonable attorneys’ fees, (2) to the payment of reasonable and necessary cost of any alterations and repairs to the Leasehold Premises which are not recouped or contracted to be recouped from any new Tenant, (3) to the payment of rent due and unpaid hereunder; and (4) the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder.

(c)                                  Right of Entry.  Landlord shall also have the right to re-enter the Leasehold Premises and to remove all persons and property from same.  Such property may be removed and stored in a public warehouse or elsewhere (pursuant to commercially reasonable term) at the cost of, and for the account of, Tenant.  No re-entry or taking possession of the Leasehold Premises by the Landlord, pursuant to this Section 9.02, shall be construed as an election to terminate this Lease.  Nor shall it cause a forfeiture of rents or other charges to be paid during the balance of the then current term unless a written notice of such intention is given to Tenant, or unless termination is decreed by a legal proceeding.  Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

Section 9.03                                Tenant Lender Rights.  Notwithstanding anything in this Article IX to the contrary, all rights of  Landlord set out in this Article IX (in addition to all other provisions of this Lease) shall be expressly subject and subordinate to the Tenant Lender Rights set out in Article XIV, below.

Section 9.04.                             Default by Landlord.  Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within sixty (60) days after written notice by Tenant to Landlord, which notice shall specify with particularity the claimed default.  However, if the nature of the default is such that more than sixty (60) days are required for it to be cured, then Landlord shall not be deemed to be in default if it shall commence such performance within such sixty (60) day period and thereafter diligently prosecute the same to completion.  This Lease may not be canceled for any default by Landlord.  Tenant’s sole remedy for any default by Landlord shall be such damages or injunction relief or declaratory relief as may be afforded by law (unless specified herein).

Section 9.05.                             Costs and Attorneys’ Fees.  If either Party incurs any expense, including reasonable attorney’s fees, in connection with any action of proceeding, including declaratory relief, instituted by either Party by reason of any default or alleged default of the other Party hereunder, the Party prevailing in such action or proceeding shall be entitled to recover its reasonable expenses from the other Party.  In addition, should it become necessary for either Party to employ legal counsel to enforce any of the provisions herein contained, the non-prevailing Party agrees to pay all legal fees and other costs reasonably incurred by the prevailing Party.

Section 9.06                                Default By Landlord For Appropriate Authority Violations.   Should Landlord, at any time during the Lease Term, fail to obtain or maintain any consents or approvals required of Landlord by any governmental or regulatory authority (including, but not limited to, all federal, state and local gaming authorities) having jurisdiction over gaming activities at the Leasehold Premises (“Gaming Authorities”) or be in violation of any such rules, regulations or laws established by any Gaming Authorities; then Landlord shall:  (i) within ninety (90) days (or such longer or shorter period as may be allowed by the applicable Gaming Authority)  obtain the required consents and approvals or cure such violation, as the case may be; or (ii) sell the Leasehold Premises within one hundred twenty (120) days (or such longer or shorter period as may be allowed by the applicable Gaming Authority); and upon Landlord’s failure to, accomplish the matters in either (i) or (ii) within the timeframe allotted above, Tenant may terminate this Lease upon written notice without any further liability or obligation.

ARTICLE X

ASSIGNMENT AND SUBLETTING

Section 10.01.                       Landlord’s Consent.

(a)                                  General Restriction.  Except as set forth by Section 10.03 or as set forth in Article XIV, Tenant shall not, either voluntarily or by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit the Leasehold Premises to be occupied by any one other than Tenant or Tenant’s employees or sublet the Premises or any portion thereof, without Landlord’s prior written consent in each instance (which consent of Landlord may be withheld in Landlord’s reasonable discretion).

(b)                                 Permitted Actions. Landlord shall not  withhold its consent to a transfer of Tenant’s interest hereunder so long as:  (i) Tenant remains liable for all obligations of Tenant’s transferee and executes such documentation as may be reasonable and customary under Nevada law evidencing such continued liability ; and (ii) there is no uncured Event of Default then existing.

(c)                                  No Pay Over.  Tenant shall be entitled to retain all proceeds (whether in the form of rent or recoupment or otherwise) generated from such assignment or sublease.

Section 10.02                          Landlord’s Right to Assign Interest in Rents.  Subject to the Gaming Laws under the State of Nevada, Landlord shall have the right, without selling its fee interest in the Leasehold Premises or assigning its interest in this Lease, to assign from time to time the whole of the  rent, at any time payable hereunder, to persons, firms, corporations, trusts, or other entities designated by the Landlord,  upon thirty (30) day prior written notice to  Tenant, and in any such case,  Tenant shall pay the  rent, subject to the terms of this Lease, to the Landlord’s designee at the address mentioned in any such notice for the period covered by such assignment.

Section 10.03.                       Transfers to Affiliates and Permitted Encumbrances.

(a)                                  Affiliate Transfers.  Notwithstanding anything herein in this Lease to the contrary, Tenant shall be entitled to transfer its interest hereunder to any “Affiliate of Tenant” , without the written consent of Landlord  provided that:  (i) there is no uncured Event of Default then existing at the time of such transfer; and (ii) Tenant shall remain liable for all of the transferee’s obligations hereunder and shall execute such documentation as may be reasonable and customary under Nevada law evidencing such continued liability.

(b)                                 Affiliate of Tenant Defined.  For purposes of this Lease, the term “Affiliate of Tenant” shall mean any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries whether one or more, that directly or indirectly, control, are controlled by, or are under common control with or have an ownership interest in, with or of Tenant.

ARTICLE XI

RIGHT OF ENTRY

Section 11.01.                       Right of Entry.

(a)                                  Landlord’s Right.  Landlord or Landlord’s agents shall have the right to enter the Leasehold Premises upon seventy two (72) hours advance written notice (an “Authorized Entry”) for any of the following purposes:  (i) showing it to prospective purchasers of the Leasehold Premises; (ii) making such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable (to the extent that Landlord has the power or duty to make such repairs, alterations, improvements or additions under the express terms of this Lease);  and (iii)   seeking in good faith to determine whether Tenant is in compliance with the terms and conditions of this Lease.

(b)                                 Materials.  Landlord shall be allowed to take all material into and upon such Leasehold Premises that may be required for the matters described in subsection (a) above without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no event abate, by reason of loss or interruption of business, or otherwise, during the period when such repairs, alterations, improvements or additions are being made.

(c)                                  Good Faith Obligation.  In making any Authorized Entry, Landlord shall cooperate, in good faith, with Tenant to the greatest extent reasonably possible and shall take all reasonable efforts to ensure that Tenant’s business operations on the Leasehold Premises, in accordance with this Lease, are not disturbed by any Authorized Entry.

ARTICLE XII

ESTOPPEL, SUBORDINATION, ATTORNMENT, NON-DISTURBANCE

Section12.01.         Estoppel Certificates from Tenant.

(a)           Within fifteen (15) days after receipt of written notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written certificate setting forth:

(i)            That this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the monthly , Base Rent and Additional Rent are paid in advance, if any;

(ii)           The commencement and termination dates of this Lease;

(iii)          All circumstances known to Tenant in Tenant’s current, actual knowledge which, as of the date of the certificate, constitute an uncured default by Landlord hereunder, or which with the lapse of any applicable notice period under this Lease would constitute a default by Landlord.

(b)           Any certificate which is delivered to Landlord under this Section 12.01 may be relied on by any prospective purchaser of, or person encumbering, the Leasehold Premises.

Section 12.02.        Subordination.  Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien that may exist or hereafter be placed upon the Leasehold Premises, or any portion thereof.  No further action shall be necessary on the part of Tenant to effectuate the subordination which is provided for by this Section 12.02.  However, upon Landlord’s written request, Tenant shall execute and return to Landlord any required instrument of subordination, in a form which may be recorded with the Washoe County Recorder.  Such instrument shall be returned to Landlord within fifteen (15) days after it has been received by Tenant.

Section 12.03.        Tenant’s Rights Not Affected by Foreclosure.  In the event that Landlord’s interest in the Premises is acquired pursuant to purchase at a foreclosure sale (whether by a lien instrument, operation of law, tax sale or otherwise), or pursuant to conveyance in lieu of such foreclosure, Tenant shall attorn to and recognize said acquiring party as Landlord under the terms of this Lease.  No such foreclosure or conveyance in lieu thereof shall disturb, terminate or otherwise affect Tenant’s rights hereunder, regardless of whether the lien foreclosed upon may have priority over this Lease and such successor-in-interest to this Lease shall execute, cause to be notarized and delivered to Tenant,  at Tenant’s request, a non-disturbance agreement covenanting Landlord’s obligation to permit Tenant’s continued peaceable use and enjoyment of the Leasehold Premises (provided that there is no uncured Event of Default  then existing).

Section 12.04.  Estoppel Certificates from Landlord.  Landlord agrees to execute, cause to be notarized and delivered to Tenant from time to time an estoppel certificate or certificates to Tenant’s lenders in accordance with Article XIV below.

ARTICLE XIII

OPTION TO PURCHASE

Section 13.01         Grant of Exclusive Option.  For the independent consideration of $10.00 and other valuable consideration of (which Landlord acknowledges receipt), Landlord hereby grants to Tenant the exclusive, non-revocable right and option (the “Option”) to purchase the Leasehold Premises pursuant to the purchase price and terms described below.

Section 13.02         Purchase Price.  The purchase price for the Leasehold Premises in relation to the Initial Term Exercise shall be Five Million and No/100 Dollars ($5,000,000.00). Purchase price for the Leasehold Premises in relation to the Renewal Exercise shall be Five Million Three Hundred Ninety Eight and No/100 Dollars ($5,398,000.00).

Section 13.03         Exercise.  The Option may be exercised by Tenant pursuant to any of the following notice provisions (each, an “Exercise Notice”):

(1)           By written notice to Landlord by Tenant at any time during the time period commencing with the day after the last day of the first year of the Initial Term and ending on the last day of the Initial Term (the “Initial Term Exercise”); or

(2)           By written notice to Landlord by Tenant at any time during the First Renewal Period (the “Renewal Exercise”).

The notices described above shall be referred to as an “Exercise Notice”.

Section 13.04         Real Estate Contract.  Within twenty (20) days of Tenant’s delivery of the applicable Exercise Notice, Landlord and Tenant shall execute and deliver a Real Estate Purchase Contract containing such terms as are acceptable to Landlord and Tenant and as are customary for commercial real estate transactions of like nature and price in the Elko, Nevada area (the “Purchase Contract”).  The Purchase Contract shall provide for: (i) Landlord to sell the Leasehold Premises to Tenant without warranty or representation other than the Title Warranties referred to below and the warranties set out in this Lease from Landlord (such warranties of Landlord to Tenant to be restated as warranties from Seller to Buyer); (ii) title to be conveyed free and clear of all debts, liens, claims, encumbrances, exceptions and conditions of title other than: (aa) Exceptions 1 through 6, 8 and 9 as set forth on the Commitment for Title Insurance issued by Stewart Title Guaranty Company under its Order Number 05012821, dated October 26, 2005; (bb) real property taxes and assessments imposed by governmental authorities (paid current); and (cc) matters  asserted by any party not claiming by or through Landlord.  Any obligations which Landlord may have to convey title shall be deemed satisfied so long as a reputable title company doing business in Elko County, Nevada issues its title insurance policy free and clear of such matter.

Section 13.05.        Memorandum of Lease. Upon execution of this Lease, Landlord shall execute, cause to be notarized and deliver to Tenant that certain Memorandum of Lease, in form and substance as set out on Exhibit “C”, attached hereto and incorporated herein.  Tenant shall have the right to cause the recording of such Memorandum of Lease in the public records of the State of Nevada.  Such Memorandum of Lease shall address the basic terms of the Lease and shall further state that Tenant shall have an option to purchase the Leasehold Premises pursuant to the Terms set out in such Lease.  Upon the termination or other expiration of this Option, Tenant agrees to deliver within twenty (20) days of Landlord’s request a quitclaim of its interest in such Option.

ARTICLE XIV

TENANT LENDER RIGHTS

Section 14.01

(a)           Tenant’s Right To Encumber. Tenant may encumber all or any portion of its interest in this Lease and the leasehold estate created by this Lease by a deed of trust, mortgage or other security instrument (collectively, a “Leasehold Mortgage”), provided that such Leasehold Mortgage, shall be a lien only on Tenant’s interest in and to this Lease and the leasehold estate created hereby.  Provided that: (i) the Leasehold Mortgage has been recorded in the Official Records of Elko County; and (ii) the holder of such Leasehold Mortgage has given notice of the Leasehold Mortgage to Leasehold Mortgagee in accordance with Section 15.14, which notice shall include a file stamped copy of the recorded Leasehold Mortgage and a statement setting forth the address to which notices required hereunder are to be directed (as such notice may be changed from time to time in accordance with Section 15.14, the “Leasehold Mortgagee’s Address”) such holder of a Leasehold Mortgage or anyone claiming by or through or under such holder shall be deemed to be a “Leasehold Mortgagee” for the purpose of this Section 14.01.

(b)           Rights of Leasehold Mortgagee.

(1)           Rights of Enforcement.  A Leasehold Mortgagee may enforce its rights under its Leasehold Mortgage and acquire title to the Tenant’s leasehold estate in the Leasehold Premises in any lawful manner, and upon foreclosure under the Leasehold Mortgage and the issuance of evidence of title, take possession of the Leasehold Premises, subject, however, to all of the terms, provisions and conditions of this Lease.  During such time as a Leasehold Mortgagee or any successor in interest is the owner and holder of the leasehold estate created under this Lease, whether by foreclosure or otherwise, such interests so acquired shall be subject to all of the terms, covenants and provisions of this Lease.

(2)           Notice of Default.  Landlord shall deliver to such Leasehold Mortgagee a copy of each notice of default under this Lease (a “Lease Default”) given by Landlord to Tenant (a “Landlord Notice”) concurrently with and whenever any such Landlord Notice shall be given by Landlord to Tenant.  No such Landlord Notice shall be deemed to have been duly given unless and until delivery of such Landlord Notice to the Leasehold Mortgagee shall be deemed to be effective in accordance with the terms and conditions hereof.

(3)           Landlord Covenants.  Landlord agrees that it will not:  (i) accept the surrender of the Leasehold Premises by Tenant prior to the termination of the Lease, or (ii) consent to the modification of any material term of this Lease or the termination of this Lease by Tenant, without prior written notice to the Leasehold Mortgagee in each instance.  Landlord further agrees that it will not seek to terminate this Lease by reason of any Lease Default  except in accordance with this Section 14.01.

(4)           Additional Required Notices To Leasehold Mortgagee.  After the expiration of all applicable notice and grace periods set forth in this Lease with respect to any such default, Landlord shall give written notice to the Leasehold Mortgagee (“Mortgagee Notice”) of the failure of Tenant to cure such Lease Default.  The Mortgagee Notice shall be sent by certified mail, return receipt requested, or by a nationally recognized commercial overnight delivery service, to the address set forth in the Leasehold Mortgage (or such other address as may hereafter be designated in writing to Landlord by the Leasehold Mortgagee).  Landlord shall not declare or assert a termination of this Lease by reason of any such Lease Default until a “reasonable period of time” (as defined below) shall have elapsed following the receipt of the Mortgagee Notice during which period the Leasehold Mortgagee shall have the right, but shall not be obligated, to remedy such Lease Default.  Landlord hereby agrees to accept performance by any such Leasehold Mortgagee of any covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant.

(5)           Reasonable Period of Time Defined.  As used in Section 14.01 B.(4), above, “a reasonable period of time” shall be:  (i) thirty (30) days if such Lease Default can be remedied during such thirty (30) day period, or (ii) if such Lease Default cannot be remedied during such thirty (30) day period, then such period of time as is necessary to remedy such Lease Default (not to exceed, however, one hundred one hundred eighty (180) days), provided that the Leasehold Mortgagee has commenced to cure such Lease Default or to foreclose the lien of its Leasehold Mortgage within such initial thirty (30) day period and continues to diligently prosecute such cure of foreclosure to completion (and, upon completion of any foreclosure, promptly commences, and thereafter diligently pursues, such cure).

(6)           Time Extension.  The time for the Leasehold Mortgagee to cure any Lease Default by Tenant that reasonably requires the Leasehold Mortgagee be in possession of the Leasehold Premises to do so, shall be deemed extended to include the period of time required by such Leasehold Mortgagee to obtain such possession or obtain Tenant’s interest in this Lease (by foreclosure or otherwise); provided, however, as a condition precedent to such extension:  (i) such Leasehold Mortgagee shall have delivered to Landlord its written commitment to cure all outstanding Lease Defaults reasonably requiring possession of the Lease Premises; (ii) Leasehold Mortgagee shall continually and diligently pursue the obtaining of such possession or leasehold interest; and (iii) during such period all other obligations of Tenant under this Lease are being performed and kept current by such Leasehold Mortgagee in accordance with the Lease.

(7)           New Lease Covenants.  If this Lease is terminated for any reason, (including without limitation, the rejection or disaffirmance of this Lease pursuant to bankruptcy laws or laws affecting creditor rights), other than a termination based upon Leasehold Mortgagee’s failure to cure a Lease Default as permitted in this Section 14.01 Landlord will enter into a new lease of the Leasehold Premises with the Leasehold Mortgagee, or any party designated by the Leasehold Mortgagee within thirty (30) days after the request of the Leasehold Mortgagee.  The new lease shall be effective as of the date of the applicable termination, rejection or disaffirmance of this Lease, and shall be upon the same terms, covenants and provisions as are contained in this Lease, except that the provisions of such new lease shall: (i) reflect expiration of that portion of the Lease Term elapsing between the Commencement Date and the date of the Lease termination; and (ii) require the tenant thereunder to promptly commence, and thereafter diligently pursue, cure of any uncured Lease Default which cannot be cured by the payment of money.  In order to obtain a new lease, a Leasehold Mortgagee must make a written request to Landlord for the new lease (a “Substitute Lease Request”) within (30) days after the Leasehold Mortgagee is notified of the effective date of the applicable termination, rejection or disaffirmance of this Lease in which event no further action shall be taken by Landlord pending the execution and delivery thereof.  In addition, prior to making written request to Landlord for the new lease, the Leasehold Mortgagee must cure all Lease Defaults that can be cured by the payment of money and pay to Landlord all rent and other sums that would have been due and payable by Tenant under this Lease but for the termination thereof.  Delivery of the Substitute Lease Request shall constitute an agreement by Leasehold Mortgagee to promptly reimburse Landlord for its reasonable costs and expenses (including attorneys fees) incurred in good faith connection with termination of the Lease and entry into the new lease (the “Substitute Lease Expenses”).  Within fifteen (15) days after receipt of the Substitute Lease Request, Landlord shall deliver the new lease to Leasehold Mortgagee and, within ten (10) days after Leasehold Mortgagee’s receipt of the new lease, Leasehold Mortgagee shall: (i) cause the tenant under the new lease to enter into the new lease; (ii) pay Landlord the Substitute Lease Expenses; and (iii) satisfy all monetary obligations which would have accrued under the Lease, but for the Lease termination; (collectively, the “Substitute Lease Conditions”).  If the Substitute Lease Conditions are not satisfied within said ten (10) day period, Landlord shall have no further obligations to enter into the new lease (and Leasehold Mortgagee shall remain liable for any unsatisfied Substitute Lease Expenses).

(8)           Separate Rights; Use and Enjoyment.  To the extent Landlord is able, Landlord shall undertake reasonable efforts at the sole cost of the Leasehold Mortgagee,  to provide for any new lease made pursuant hereto to be senior and superior to any other encumbrances on the Leased Premises.  The Leasehold Mortgagee’s right under this Section 14 are in addition to and not limited by such Leasehold Mortgagee’s right to cure under Section 14.01(b)(4) and (5), above.  The provisions of this Section 14 are a separate and independent contract made by Landlord and each Leasehold Mortgagee.  From the effective date of termination, rejection or disaffirmance of this Lease to the date of execution and delivery of such new lease or the expiration of the period during which a Leasehold Mortgagee may make a request, such Leasehold Mortgagee may, upon payment of any rent and any other sums as may be due from Tenant, use, occupy and enjoy the leasehold estate created by this Lease without hindrance by Landlord.

(9)           Benefit.  The provisions of this Section 14.01 are for the benefit of each Leasehold Mortgagee and may be relied upon and shall be enforceable by each Leasehold Mortgagee.  Neither a Leasehold Mortgagee nor any other holder or owner of the indebtedness secured by a leasehold mortgage or otherwise shall be liable with respect to the terms, covenants, agreements or obligations of Tenant contained in this Lease, unless and until such Leasehold Mortgagee or that holder or owner acquires the interest of Tenant hereunder.

(10)         Estoppel.  Within fifteen (15) days from Tenant’s written request, Landlord agrees to execute, have notarized, and deliver to Tenant and Leasehold Mortgagee, an estoppel certificate (the “Lender’s Estoppel Certificate”), in a form and substance reasonably requested by Leasehold Mortgagee, setting forth Landlord’s representation that :  (i) the Lease is in full force and effect; (ii) there exists no condition of default by Landlord under the Lease and, to Landlord’s actual knowledge, there exists no condition of default by Tenant under the Lease, or if such condition of default by Landlord or Tenant does exist, a statement from Landlord specifying the nature of such default including the sums due from or action necessary of the defaulting party in order to cure same;

(11)         Notices.  All notices to Landlord, or to a Leasehold Mortgagee, which are required, or contemplated, under this Section 14.01, shall be given, and shall be deemed effective, in accordance with Section 15.14 (except that notices to a Leasehold Mortgagee shall be directed to the Leasehold Mortgagee’s Address).

ARTICLE XV

MISCELLANEOUS

Section 15.01.        Holding Over.  Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month to month at a Base Rent of 110% of the Base Rent for the immediately expired Lease Term(prorated on a monthly basis) and shall otherwise be on the terms and conditions herein specified, so far as applicable.

Section 15.02.        Successors and Assigns.  All rights and obligations of each Party hereunder shall extend to and bind the respective heirs, executors, administrators, successors and assigns of the Parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein.  Subject to the provisions of Article X above, no rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided by Section 10.01, above.

Section 15.03.        Quiet Enjoyment.  Upon payment by the Tenant of the rents herein provided, upon the observance and performance of all the conditions of this Lease on Tenant’s part to be observed and performed, and subject to the terms and conditions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Leasehold Premises for the Lease Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord.

Section 15.04.        Sale or Transfer of Premises.  If Landlord sells or transfers all or any portion of the Leasehold Building, other improvements and land of which the Leasehold Premises are a part, Landlord, on consummation of the sale or transfer shall be released from any liability thereafter accruing under this Lease, provided that Landlord’s successor shall have assumed in writing, for the benefit of Tenant, Landlord’s obligations hereunder and such successor-in-interest to this Lease shall execute, cause to be notarized and delivered to Tenant, at Tenant’s request a non-disturbance agreement covenanting Landlord’s obligation to permit Tenant’s continued peaceable use and enjoyment of the Leasehold Premises (provided that Tenant is not in default of this Lease, and that any default has not been timely cured by Tenant).

Section 15.05.        Interpretation.  This Lease shall be construed and enforced in accordance with the laws of the State of Nevada.

Section 15.06.        Waiver.  No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision.  Landlord’s consent to or approval of any act by Tenant, which act requires Landlord’s consent or approval, shall not constitute a waiver of any requirement that Landlord consent to or approval of any future acts by Tenant.  The terms of this Section 15.06 notwithstanding, no waiver, consent or approval by Landlord shall be effective unless such consent, approval or waiver is in writing and is executed by Landlord or by Landlord’s agent.

Section 15.07.        Real Estate Brokers.  Landlord and Tenant shall each indemnify and hold the other harmless from any and all claims which may be asserted by any real estate broker on the basis of any alleged commission obligation of the indemnifying party to said real estate broker, pursuant to or in connection with this Lease.

Section 15.08.        Entire Agreement.  This Lease and the exhibits attached hereto, if any, set forth all the covenants, agreements and conditions between Landlord and Tenant concerning the Leasehold Premises, and there are no covenants, agreements or conditions, either oral or written, between them other than are herein set forth.  Except as otherwise provided by the terms of this Lease, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by the party to be charged with performance thereof.

Section 15.09.        Joint and Several Obligations.  “Party” shall mean Landlord or Tenant; and if more than one person or entity is Landlord or Tenant, the obligations imposed on that party shall be joint and several.

Section 15.10.        Severability.  If it shall be determined by a court of competent jurisdiction that any term, covenant or condition of this Lease is unenforceable as to any person or circumstance, such determination shall not render such term, covenant or condition unenforceable as to any other person or circumstance, and the remaining terms, covenants and conditions of this Lease shall be unaffected and shall remain in full force and effect.

Section 15.11.        Time is of the Essence.  Time is of the essence of each provision of this Lease.

Section 15.12.        Relationship Between Parties.  Landlord shall not, by virtue of this Lease, or the relationship created hereby, be deemed to be a partner, joint venturer, agent or principal of Tenant, it being expressly understood that the singular relationship of the Parties hereunder shall be that of Landlord and Tenant.

Section 15.13.        Delay.  If either Party, except as otherwise herein specifically provided, shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, acts of terrorism, war or other reason of a like nature not the fault of the Party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of delay and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay.  It is specifically provided, however, that the provisions of this Section 15.13 shall not operate to excuse Tenant from the prompt payment of Base Rent, Additional Rent or any other payments required by the terms of this Lease.

Section 15.14.        Notices.   All notices, objections and approvals referred to in this Lease must be given in writing and will be effective:  (i) on the day the notice is actually received by the addressee thereof after being sent by overnight delivery (such as Federal Express) or having been personally hand delivered by the sender; or (ii) two (2) days after being deposited in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, and properly addressed to the party to receive such notice; or (iii) on the day such notice is sent to the addressee by confirmed telecopier, facsimile or similar transmission. The notice addresses of the Parties shall be those specified below unless modified in writing by the appropriate party:

Tenant:	JACOBS ENTERTAINMENT, INC.
17301 West Colfax Avenue
Suite 250
Golden, Colorado 80401
Attention: Stephen R. Roark, CFO
(303) 215-5201
(303) 215-5219 facsimile

With A Copy To:	Jones & Keller, P.C.
1625 Broadway, 16th Floor
Denver, Colorado 80202
Attention: Samuel E. Wing, Esq.
(303) 573-1600
(303) 893-6506 (facsimile)
Landlord:
Route 225 Investments, LLC
1900 Manzanita Lane
Reno, Nevada 89509
(775) 825-1364
(775) 825-1367 (facsimile)

With A Copy To:	Henderson & Morgan, LLC
4600 Kietzke Lane
Suite K228
Reno, Nevada 89502
Attention: Jim Morgan, Esq.
Telephone No. (775) 825-7000
Facsimile No. (775) 825-7738

or to such other address as either party may from time to time by written notice designate for this purpose.

Section 15.15.        Captions and Section Numbers.  The captions appearing in this Lease are inserted as a matter of convenience only, and in no way shall they define, limit, construe or otherwise describe the scope or intent of the sections or articles herein.

Section 15.16         Further Acts.  Landlord and Tenant agree to undertake such further acts and execute and deliver such further documents in order to effectuate the purpose and intent of this Lease.

Section 15.17         Counterpart Execution.  This Lease may be executed in multiple counterparts, each of which shall be fully effective as an original, for which together shall constitute only one (1) instrument.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

ROUTE 225 INVESTMENTS, LLC,
a Nevada limited liability company

By
Ward Chilton,
Its Manager

TENANT:

JACOBS ENTERTAINMENT, INC.,
a Delaware corporation

By

Name

Title

EXHIBIT “A”

LEASEHOLD REAL PROPERTY

All that real property situate in the City of Elko, County of Elko, State of Nevada, described as follows:

Parcels 1, 2 and 3 as shown on that certain Parcel Map for SAFEWAY STORES, INC. filed in the office of the County Recorder of Elko County, State of Nevada, on February 21, 1984, as File No. 188745, being a portion of Section 16, TOWNSHIP 34 NORTH, RANGE 55 EAST, M.D.B. & M.

EXHIBIT “B”

REPORTS AND CORRESPONDENCE REGARDING ENVIRONMENTAL STATUS

LIST OF ENVIRONMENTAL REPORTS AND CORRESPONDENCE

The following is a list of all reports and correspondence which Landlord has received as of the date of the Lease regarding the environmental status of the Leasehold Premises or of any alleged violation any environmental laws with respect to the Leasehold Premises, all of which have been delivered to Tenant:

(1)           Phase I Environmental Assessment Report prepared by Converse Consultants under their Project No. 05-73182-01 and dated as of October 12, 2005 (the “Phase I Environmental Report”);

(2)           Letter from Converse Consultants to Ward Chilton dated October 14, 2005 as an addendum; and

(3)           Polarized light microscopy analysis report prepared by Converse Consultants under Project No. 05-73182-01 and dated as of October 17, 2005.

(4)           Letter from George M. Lostra, P.E. to Ward Chilton dated October 24, 2005.

EXHIBIT “C”

MEMORANDUM OF LEASE

Prepared by and when

recorded mail to:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE, dated this        day of                  , 2005 is executed by ROUTE 225 INVESTMENTS, LLC, a Nevada limited liability company, hereinafter collectively to as “Lessor”, and JACOBS ENTERTAINMENT, INC., a Delaware corporation, hereinafter referred to as “Lessee”.

NOTICE IS HEREBY GIVEN THAT, concurrently, or substantially concurrent, herewith, Lessor and Lessee have entered into a Triple Net Lease (the “Lease”), with respect to the real property and Improvements which is particularly described by Exhibit ”A” attached hereto and incorporated by reference herein (the “Real Property”).  Lessor hereby leases the Real Property to Lessee in accordance with the terms and conditions of said Lease.  The term of the Lease commences on                  , 2005 and will expire on October 31, 2010, unless sooner terminated or extended in accordance with the terms and conditions set forth in the Lease.  The Lease also includes a grant, from Lessor to Lessee, of an option to purchase the Real Property in accordance with the terms and conditions set forth therein.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the day and year first above written.

LESSOR:	LESSEE:

ROUTE 225 INVESTMENTS, LLC,	JACOBS ENTERTAINMENT, INC.,
a Nevada limited liability company	a Delaware corporation

By	By

Name	Name

Title	Title

STATE OF	)
) ss
COUNTY OF	)

This instrument was acknowledged before me on                       , 2005, by                                                as                                            of ROUTE 225 INVESTMENTS, LLC.

Notary Public

STATE OF	)
) ss
COUNTY OF	)

This instrument was acknowledged before me on                       , 2001, by                                    as                                          of JACOBS ENTERTAINMENT, INC.

Notary Public

LEGAL DESCRIPTION

All that real property situate in the City of Elko, County of Elko, State of Nevada, described as follows:

Parcels 1, 2 and 3 as shown on that certain Parcel Map for SAFEWAY STORES, INC. filed in the office of the County Recorder of Elko County, State of Nevada, on February 21, 1984, as File No. 188745, being a portion of Section 16, TOWNSHIP 34 NORTH, RANGE 55 EAST, M.D.B. & M.